Exhibit 99.1

News Release

For Immediate Release	Contact:
July 22, 2021	Michael T. Prior
Chairman and
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN International, Inc. Completes Acquisition of Alaska Communications

Beverly, MA -- ATN International, Inc. (NASDAQ: ATNI) (“ATN”) announced today that it, along with its financial partner Freedom 3 Capital, LLC (“Freedom 3”), has completed its previously announced acquisition of Alaska Communications Systems Group, Inc. (“Alaska Communications”) in an all-cash transaction valued at approximately $343 million, including outstanding net debt. Under the terms of the merger agreement, each outstanding share of Alaska Communications’ common stock was converted into the right to receive $3.40 in cash. ATN will consolidate the results of Alaska Communications' operations in its "US Telecom" segment.

Michael Prior, Chairman and Chief Executive Officer of ATN, stated, “We are pleased to report that we have completed this acquisition. The Alaska Communications team’s emphasis on customer satisfaction and their strategic investments in fiber-based enterprise and wholesale services have created a great foundation for us to build upon. We intend to draw upon our operational resources and expertise as well as the capabilities of our partners at Freedom 3 to take advantage of the opportunities we have identified together in the Alaska Communications markets.”

Bill Bishop, President and Chief Executive Officer of Alaska Communications, stated, "Our work with the ATN team already has demonstrated a shared strategy to enhance our fiber network services, deliver superior customer care and drive new services for our customers in Alaska.”

Further information, including results for the second quarter and first half of 2021 for each of ATN and Alaska Communications will be available when ATN releases its results, after market on Wednesday, July 28, 2021.

Advisors

The Bank Street Group LLC acted as exclusive financial advisor and Morrison & Foerster LLP acted as legal advisor to ATN and F3C in connection with the transaction.

B. Riley Securities, Inc. served as financial advisor and Sidley Austin LLP served as legal advisor to Alaska Communications in connection with the transaction.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, invests in and operates communications and technology businesses in the United States and internationally, including the Caribbean region, with a particular focus on markets with a need for significant infrastructure investments and improvements. Our operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential and business customers, including a range of high speed internet services, mobile wireless solutions, video services and local exchange services, and (ii) wholesale communications infrastructure services such as terrestrial and submarine fiber optic transport, communications tower facilities, managed mobile networks, and in-building wireless systems. For more information, please visit www.atni.com.

About Freedom 3 Capital

Freedom 3 Capital invests in companies at inflection points. We help middle-market companies address strategic growth opportunities by delivering unique capital solutions.  Our investment process provides F3C the flexibility to tailor investment structures to the industry dynamics, the company’s specific requirements and the management team and owners’ long-term business objectives. Beyond the value of our capital, we believe our private equity approach to credit investing creates valuable, lasting partnerships with stakeholders and management teams.  F3C is currently investing out of Fund 4 with offices in New York and Kansas City.

About Alaska Communications

Alaska Communications is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. Alaska Communications operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and these include statements using the words such as will and expected, and similar statements. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations. Risks and uncertainties include, but are not limited to, risks and uncertainties related to (i) our ability to integrate the acquired business successfully and to achieve anticipated cost savings and other synergies; and (ii) the possibility that other anticipated benefits of the transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of ATN described in the “Risk Factors” section of ATN’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021 and other reports and documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at ir.atni.com. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and ATN assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. ATN does not give any assurance that it will achieve its expectations.